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                                                                    EXHIBIT 99.1



                CVB FINANCIAL CORP. 1999 ORANGE NATIONAL BANCORP
                      1993 CONTINUATION STOCK OPTION PLAN


1.      BACKGROUND


        (a) CVB Financial Corp. (the "Company") and Orange National Bancorp ("ONB") entered into that certain Agreement and Plan of Reorganization (the "Agreement") dated as of May 18, 1999, which provides for the merger of ONB with and into the Company.


            (b) Section 7.9 of the Agreement provides as follows:

            7.9.1 At and as of the Effective Time of the Merger, CVB shall assume each and every outstanding option to purchase shares of ONB Stock ("ONB Stock Option") and all obligations of ONB under the ONB Stock Option Plans. Each and every ONB Stock Option so assumed by CVB under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the ONB Stock Option Plans and in the other documents governing such ONB Stock Option immediately prior to the Effective Time of the Merger, except that: (i) such ONB Stock Option shall be exercisable for that number of whole shares of CVB Stock equal to the product of (A) the number of shares of ONB Stock that were purchasable under such ONB Stock Option immediately prior to the Effective Time of the Merger multiplied by (B) the Conversion Ratio, rounded down to the nearest whole number of shares of CVB Stock; and (ii) the per share exercise price for the shares of CVB Stock issuable upon exercise of such ONB Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of ONB Stock at which such ONB Stock Option was exercisable immediately prior to the Effective Time of the Merger by (B) the Conversion Ratio. Prior to the Effective Time of the Merger, CVB shall issue to each holder of an outstanding ONB Stock Option a document evidencing the assumption of such ONB Stock Option by CVB pursuant to this Section 7.9.







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            7.9.2. CVB shall comply with the terms of the ONB Stock Option Plan and use its reasonable best efforts so that, to the extent required by, and subject to the provisions of, such Plans, ONB Stock Options which qualify as incentive stock options prior to the Effective Time of the Merger qualify as incentive stock options of CVB after the Effective Time of the Merger.

            7.9.3 At or prior to the Effective Time of the Merger, CVB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CVB Stock for delivery upon exercise of CVB Stock Options assumed by it in accordance with this Section 7.9. At the Effective Time, or as soon as practicable thereafter, CVB shall, if necessary, file a registration statement on Form S-8, as the case may be (or any successor or other appropriate forms); or another appropriate form with respect to the shares of CVB Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        (c) The term "Effective Time," as used herein, shall mean the effective time of the Merger as such term is defined in the Agreement. The Effective Time occurred or is anticipated to occur on or about October 4, 1999.

        (d) As of the Effective Time, there were options for 8,000 shares of ONB common stock outstanding under the ONB 1993 Stock Option Plan (the "1993 ONB Plan").

        (e) By way of this CVB Financial Corp. 1999 Orange National Bancorp 1993 Continuation Stock Option Plan, the Company is assuming the 1993 ONB Plan to (i) reflect the substitution of the Company for ONB; (ii) reflect the options to purchase stock will be options to purchase the common stock of the Company ("Company Common Stock") with appropriate adjustment for the Conversion Ratio determined according to the Agreement, (iii) reduce the number of shares available for distribution under the 1993 ONB Plan to the number of shares







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subject to outstanding ONB Stock Options as of the Effective Time, and (iv) make other appropriate revisions to the 1993 ONB Plan not inconsistent with the provisions of the Agreement.


        1.     PURPOSE

               The purpose of the 1999 Orange National Bancorp 1993 Continuation Stock Option Plan (the "Plan") is to strengthen CVB Financial Corp.(the "Company") and those corporations which are or may hereafter become subsidiaries (the "Subsidiaries") by providing additional means of attracting and retaining competent managerial personnel and by providing to participating officers and key employees added incentive for high levels of performance and for unusual efforts to increase the earnings of the Company and any subsidiaries. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such officers and key employees may purchase shares of the common stock (the "Common Stock") of the Company pursuant to Stock Options (the "Stock Options") granted in accordance with this Plan.

               Stock Options granted pursuant to this Plan are intended to be Incentive Stock Options (defined below) as shall be designated by the Stock Option Committee upon the grant of each Stock Option hereunder.









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        2.     DEFINITIONS

               For purposes of this Plan, the following terms shall have the following meanings:

               (a) "Common Stock" - This term shall mean shares of the Company's common stock, no par value, subject to adjustment pursuant to Paragraph 15, "Adjustment Upon Changes in Capitalization", hereunder.

               (b) "Company" - This term shall mean CVB Financial Corp., a California corporation.

               (c) "Eligible Participants" - This term shall mean (i) all officers of the Company or any Subsidiary and all key employees (as such persons may be determined by the Stock Option Committee from time to time) of the Company or any Subsidiary.

               (d) "Fair Market Value" - This term shall mean the fair market value of the Common Stock as determined in accordance with any reasonable valuation method selected by the Stock Option Committee.

               (e) "Incentive Stock Option" - This term shall mean a Stock Option which is an "incentive Stock Option" within the meaning of the Section 422A of the 1986 Internal Revenue Code, as amended.

               (f) "Non-Qualified Stock Option" - This term shall mean a Stock Option which is not an Incentive Stock Option.

               (g) "Option Share" - This term shall mean Common Stock covered by and subject to any outstanding unexercised Stock Option granted pursuant to this Plan.

               (h) "Optionee" - This term shall mean any Eligible Participant to whom a Stock Option has been granted pursuant to this Plan, provided that at least part of the Stock Option is outstanding and unexercised.







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               (i) "Plan" - This term shall mean the CVB Financial Corp. 1999
CVB Financial Corp. 1993 Continuation Stock Option Plan as embodied herein and as may be amended from time to time in accordance with the terms hereof and applicable law.

               (j) "Stock Option" - This term shall mean the right to purchase Common Stock under this Plan in a specified number of shares, at a price and upon the terms and conditions determined by the Stock Option Committee. The maximum term of each option granted shall be 10 years from date of grant.

               (k) "Stock Option Committee" - The full Board of Directors of the Company will serve as the Stock Option Committee for purposes of administering the Plan. All references in the Plan to the "Stock Option Committee" shall be deemed to refer to the Board of Directors of the Company acting as a Stock Option committee.

        3.     ADMINISTRATION

               (a) Stock Option Committee. This Plan shall be administered by the Stock Option Committee which shall be made up of the entire Board of Directors of the Company.

               (b) Administration of the Plan. Any action of the Stock Option Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote, or pursuant to the unanimous written consent of its members, provided that no member of the Board shall vote upon or in any manner influence a vote concerning any action taken by the Stock Option Committee involving such member or a Stock Option of such member. Any such action taken by the Stock Option Committee in the administration of this Plan shall be valid and binding, so long as the same is not inconsistent with the terms and conditions of this Plan. Subject to the compliance with the terms, conditions and restrictions set forth in this Plan, including the power to (i) establish the number of Stock Options, if any, to be granted hereunder, in the aggregate and with regard to each Eligible Participant; (ii) determine the time or times when such Stock Options, or parts thereof may be exercised; (iii) determine the Eligible Participants, if any, to whom Stock Options are granted; (iv) determine the duration and purposes, if any, of leaves of absence which may be permitted to holders of unexercised, unexpired Stock Options without such constituting a termination of employment under this Plan;







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and (v) prescribe and amend the terms, provisions and form of each instrument and agreement setting forth the terms and conditions of every Stock Option granted hereunder.

               (c) Decision and Determinations. Subject to the express provisions of the Plan, the Stock Option Committee shall have the authority to construe and interpret this Plant to define the terms used herein, to prescribe, amend and rescind the rules and regulations relating to the administration of the Plan, and to make all other determinations necessary or advisable for administration of the Plan. Determinations of the Stock Option Committee on matters referred to in this Section 3 shall be final and conclusive so long as the same are not inconsistent with the terms of this Plan.

        4.     SHARES SUBJECT TO THE PLAN

               Subject to adjustments as provided in Section 15 hereof, the maximum number of shares of Common Stock which may be issued upon exercise of all Stock Options granted under this Plan is twelve thousand (12,000).

               If a Stock Option shall be canceled, surrendered, or expire for any reason without having been exercised in full, or an Optionee shall be terminated, whether or not for cause, die or become disabled and such Stock Option shall be deemed under this Plan to be exercisable only as to certain increments, if any, then the Option Shares represented thereby which are not purchased or which may not be purchased because the Stock Option is not fully exercisable shall again be available for grants of Stock Options under this Plan.


        5.     ELIGIBILITY

               Only Eligible Participants shall be eligible to receive grants of Stock Options under this Plan.

        6.     GRANTS OF STOCK OPTIONS

               (a) Grant. Subject to the express provisions of the Plan, the Stock Option Committee, in its sole and absolute discretion, may grant Stock Options of the Company or any Subsidiary at the price(s) and time(s), on the terms and conditions and to such Eligible Participants as it deems advisable and specifies in the respective grants, subject to the limitations







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and restrictions set forth in the Plan and applicable approvals. An Eligible
Participant who has been granted a Stock Option may, if otherwise eligible, be granted additional Stock Options if the Stock Option Committee shall so determine.

               (b) Date of Grant and Rights of Optionee. The determination of the Stock Option Committee to grant a Stock Option shall not in any way constitute or be deemed to constitute an obligation of the Company, or a right of the Eligible Participant who is the proposed subject of the grant, and shall not constitute or be deemed to constitute the grant of a Stock Option hereunder unless and until both the Company and the Eligible Participant have executed and delivered to the other a Stock Option agreement ("Stock Option Agreement") in the form then required by the Stock Option Committee evidencing the grant of the Stock Option, together with such other instrument or instruments as may be required by the Stock Option Committee pursuant to this Plan; provided, however, that the Stock Option Committee may fix the date of grant as any date on or after the date of its final determination to grant the Stock Option (or if no date is fixed, then the date of grant shall be the date on which the determination was finally made by the Stock Option Committee to grant the Stock Option), and such date shall be set forth in the Stock Option Agreement. The date of grant as so determined shall be deemed the date of grant of the Stock Option for purposes of this Plan.

               (c) Shareholder-Employees. A Stock Option granted hereunder to an Eligible Participant who is an employee of the Company or any Subsidiary, who also owns, directly or indirectly, at the date of the grant of the Stock Option, more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or a Subsidiary (if permitted in accordance with the provisions of Section 5 herein) shall not qualify as an Incentive Stock Option unless (i) the purchase price of the Option Shares subject to said Stock Option is at least 110% of the Fair Market Value of the Option Shares, determined as of the date said Stock Option is granted, and (ii) the Stock Option by its terms is not exercisable after five (5) years from the date that it is granted.

        7.     STOCK OPTION EXERCISE PRICE

               Minimum Price. The exercise price of any Option Shares shall be determined by the Stock Option Committee, in its sole and absolute discretion, upon the grant of a Stock







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Option. Except as provided elsewhere herein, said exercise price shall not be less than one hundred present (100%) of the Fair Market Value of the Common Stock represented by the Option Shares on the date of grant of the related Stock Option.


        8.     EXERCISE OF STOCK OPTION

               (a) Exercise. Except as otherwise provided elsewhere herein, each Stock Option shall be exercisable in such increments, which need not be equal, and upon such contingencies as the Stock Option Committee shall determine at the time of grant of the Stock Option; provided, however, that if an Optionee shall not in any given period exercise such part of the Stock Option which has become exercisable during that period, the Optionee's right to exercise such part of the Stock Option shall continue until expiration of the Stock Option or any part thereof as may be provided in the related Stock Option Agreement. No Stock Option or part thereof shall be exercisable except with respect to whole shares of Common Stock, and fractional share interests shall be disregarded except that they may be accumulated.

               (b) Notice and Payment. Stock Options granted hereunder shall be exercised by written notice delivered to the Company specifying the number of Option Shares with respect to which the Stock Option is being exercised, together with concurrent payment in full of the exercise price as hereinafter provided. If the Stock Option is being exercised by any person or persons other than the Optionee, said notice shall be accompanied by proof, satisfactory to the counsel for the Company, of the right of such person or persons to exercise the Stock Option. The Company's receipt of notice of exercise without concurrent receipt of the full amount of the exercise price shall not be deemed an exercise of a Stock Option by an Optionee, and the Company shall have no obligation to an Optionee for any Option Shares unless and until full payment of the exercise price is received by the Company and all of the terms and provisions of the Plan and the related Stock Option agreement have been fully complied with.

               (c) Payment of Exercise Price. The exercise price of any Option Share purchased upon the proper exercise of a Stock Option shall be paid in full at the time of each exercise of a Stock Option in cash, by bank draft, cashiers or certified check which has an aggregate Fair Market Value equal to the full amount of the exercise price of the Stock Option, or part thereof, then being exercised. Payment by an Optionee as provided herein shall be made







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in full in cash or by cashier's or certified check concurrently with the
Optionee's notification to the Company of his intention to exercise all or part of a Stock Option.

               (d) Minimum Exercise. Not less than ten (10) Option Shares may be purchased at any one time upon exercise of a Stock Option unless the number of shares purchased is the total number which remains to be purchased under the Stock Option.

               (e) Compliance with Law. No shares of Common Stock shall be issued upon exercise of any Stock Option, and an Optionee shall have no right or claim to such shares, unless and until: (a) payment in full as provided hereinabove has been received by the Company; (b) in the opinion of the counsel for the Company, all applicable requirements of law and of regulatory bodies having jurisdiction over such issuance and delivery have been fully complied with; and (c) if required by federal or state law or regulation, the Optionee shall have paid to the Company the amount, if any, required to be withheld on the amount deemed to be compensation to the Optionee as a result of the exercise of his or her Stock Option, or made other arrangements satisfactory to the Company in its sole discretion, to satisfy applicable income tax withholding requirements.

               (f) Reorganization. Notwithstanding any provision in any Stock Option Agreement pertaining to the time of exercise of a Stock Option, or part thereof, upon adoption by the requisite holders of the outstanding shares of Common Stock of any plan of dissolution, liquidation, reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company to another bank or Corporation which would, upon consummation, result in termination of a Stock Option in accordance with Section 16 hereof, all Stock Options previously granted may, in the discretion of the Option Committee, become immediately exercisable as to all unexercised Option Shares for such period of time as may be determined by the Stock Option Committee, but in any event not less than 30 days, on the condition that the terminating event is consummated. If such terminating event is not consummated, Stock Options granted pursuant to the Plan shall be exercisable in accordance with their respective terms.


        9.     NONTRANSFERABILITY OF STOCK OPTIONS







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               Each Stock Option shall, by its terms, be nontransferable by the
Optionee other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee.


        10.    CONTINUATION OF AFFILIATION

               Nothing contained in this Plan (or in any Stock Option Agreement) shall obligate the Company or any Subsidiary to employ or continue to employ any Optionee or any Eligible Participant for any period of time or interfere in any way with the right of the Company or a Subsidiary to reduce or increase the Optionee's or Eligible Participant's compensation.


        11.    CESSATION OF AFFILIATION

               Except as provided in Section 12 hereof, if for any reason other than disability or death, an Optionee ceases to be affiliated with the Company or a Subsidiary, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their grant, or three (3) months after the Optionee ceases to be so affiliated, whichever is earlier. During such period after cessation of affiliation, such Stock Options shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which such Optionee ceased to be affiliated with the Company or the Subsidiary, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date.


        12.    TERMINATION FOR CAUSE

               If the Stock Option Agreement so provides and if an Optionee's employment or affiliation with the Company or a Subsidiary is terminated for cause, the Stock Options granted to such Optionee shall automatically expire and terminate in their entirety immediately upon such termination; provided, however, that the Stock Option Committee may, in its sole discretion, within thirty (30) days of such termination, reinstate such Stock Options by giving written notice of such reinstatement to the Optionee. In the event of such reinstatement, the Optionee may exercise the Stock Options only to such extent, for such time, and upon such terms and conditions as if the Optionee has ceased to be employed by or affiliated with the Company or a Subsidiary upon the date of such termination for a reason other than cause, disability or







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death. Termination for cause shall include, but shall not be limited to, termination for malfeasance or gross malfeasance in the performance of duties or conviction of illegal activity in connection therewith and, in any event, the determination of the Stock Option Committee with respect thereto shall be final and conclusive.


        13.    DEATH OF OPTIONEE

               If an Optionee dies while employed by or affiliated with the Company or a Subsidiary or during the three month period referred to in Section 11 hereof, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their grant, or one (1) year after the date of such death, whichever is earlier. After such death, but before such expiration, subject to the terms and provisions of the Plan and the related Stock Option Agreements, the person or persons to whom such Optionee's rights under the Stock Options shall have passed by will or by the applicable laws of descent and distribution, or the executor or administrator of the Optionee's estate, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee died.


        14.    DISABILITY OF OPTIONEE

               If an Optionee is disabled while employed by or affiliated with the Company or a Subsidiary or during the three month period referred to in
Section 11 hereof, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their grant, or one (1) year after the date such disability occurred, whichever is earlier. After such disability occurs, but before such expiration, the Optionee or the guardian or conservator of the Optionee's estate, as duly appointed by a court of competent jurisdiction, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee became disabled or ceased to be employed by or affiliated with the Company or a Subsidiary as a result of the disability. An Optionee shall be deemed to be "disabled" if it shall appear to the Stock Option Committee, upon written certification delivered to the Company of a qualified licensed physician, that the Optionee has become permanently and totally unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in the







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Optionee's death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.


        15.    ADJUSTMENT UPON CHANGES IN CAPITALIZATION

               If the outstanding shares of Common Stock of the company are increased or decreased, or changed into or exchanged for a different number or kind of shares or securities of the Company, through a reorganization, merger recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Stock Options may be granted. A corresponding adjustment changing the number or kind of Option Shares and the exercise prices per share allocated to unexercised Stock Options, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Such adjustments shall be made without change in the total price applicable to the unexercised portion of the Stock Option, but with a corresponding adjustment in the price for each Option Share subject to the Stock Option. Adjustments under this Section shall be made by the Stock Option Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of such adjustments, and fractional share interests shall be disregarded, except that they may be accumulated.


        16.    TERMINATING EVENTS

               Upon consummation of a plan of dissolution of liquidation of the Company, or upon consummation of a plan of reorganization, merger or consolidation of the Company with one or more banks or corporations, as a result of which the Company is not the surviving entity, or upon the sale of all or substantially all the assets of the Company to another bank or corporation, all Stock Options theretofore granted under the Plan shall become immediately exercisable, unless provision is made in connection with such transaction for assumption of Stock Options theretofore granted, or substitution for such Stock Options with new Stock Options covering stock of a successor employer bank or corporation, or a parent or subsidiary corporation thereof, with appropriate adjustments as to the number and kind of shares and prices.







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Any such successor (or a parent or subsidiary) may also assume the Plan, in which case the Plan will not terminate.


        17.    AMENDMENT AND TERMINATION

               The Board of Directors of the Company may at any time and from time to time suspend, amend or terminate the Plan and may, with the consent of an Optionee, make such modifications of the terms and conditions of that Optionee's Stock Option as it shall deem advisable; provided that, except as permitted under the provisions of Section 15 hereof, no amendment or modification may be adopted without the Company having first obtained the approval of the holders of a majority of the Company's outstanding shares of Common Stock present, or represented, and entitled to vote at a duly held meeting of shareholders of the Company if the amendment or modification would:

               (a) materially increase the number of securities which may be issued under the Plan;

               (b) materially modify the requirements as to eligibility for participation in the Plan;

               (c) increase or decrease the exercise price of any Stock Option granted under the Plan;

               (d) increase the maximum term of Stock Options provided herein;

               (e) permit Stock Options to be granted to any person who is not an Eligible Participant; or

               (f) change any provision of the Plan which would affect the qualification as an Incentive Stock Option under the internal revenue laws then applicable of any Stock Option granted as an Incentive Stock Option under the Plan.

               No Stock Option may be granted during any suspension of the Plan or after termination of the Plan. Amendment, suspension, or termination of the Plan shall not (except







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

as otherwise provided in Section 15 hereof), without the consent of the Optionee, alter or impair any rights or obligations under the Stock Option thereto granted.


        18.    RIGHT OF ELIGIBLE PARTICIPANTS AND OPTIONEES

               No Eligible Participant, Optionee or other person shall have any claim or right to be granted a Stock Option under this Plan, and neither this Plan nor any action taken hereunder shall be deemed to give or be construed as giving any Eligible Participant, Optionee or other person any right to be retained in the employ of the Company or any subsidiary. Without limiting the generality of the foregoing, no person shall have any rights as a result of his or her classification as an Eligible Participant or Optionee, such classification being made solely to describe, define and limit those persons who are eligible for consideration for privileges under the Plan.


        19. PRIVILEGES OF STOCK OWNERSHIP; REGULATORY LAW COMPLIANCE; NOTICE OF SALE

               No Optionee shall be entitled to the privileges of stock ownership as to any Option Share not actually issued and delivered. No Option Shares may be purchased upon the exercise of a Stock Option unless and until all then applicable requirements of all regulatory agencies having jurisdiction and all applicable requirements of the securities exchanges upon which securities of the Company are listed (if any) shall have been fully complied with. The Optionee shall, not more than five (5) days after each sale or other disposition of shares of Common Stock acquired pursuant to the exercise of Stock Options, give the Company notice in writing of such sale or other disposition.


        20.    EFFECTIVE DATE OF THE PLAN

               The effective date of this Plan is March 18, 1993. The affirmative vote of the holders of a majority of ONB (the Company's predecessor) issued and outstanding shares of common stock was obtained on May 24, 1993 approving the Plan.







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        21.    TERMINATION

               Unless previously terminated as aforesaid, the Plan shall terminate ten (10) years from the earliest date of (i) adoption of the Plan by the Board of Directors of the Company, or (ii) approval of the Plan by holders of at least a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at a duly held meeting of shareholders, exclusive of shares held by eligible participants under the Plan. No Stock Options shall be granted under the Plan thereafter, but such termination shall not affect any Stock Option theretofore granted.


        22.    OPTION AGREEMENT

               Each Stock Option granted under the Plan shall be evidenced by a written Stock Option Agreement executed by the Company and the Optionee, and shall contain each of the provisions and agreements herein specifically required to be contained therein, and such other terms and conditions as are deemed desirable by the Stock Option Committee and are not inconsistent with this Plan.


        23.    STOCK OPTION PERIOD

               Each Stock Option and all rights and obligations thereunder shall expire on such date as the Stock Option Committee may determine, but not later than ten (10) years from the date such Stock Option is granted, and shall be subject to earlier termination as provided elsewhere in this Plan.


        24.    EXCULPATION AND INDEMNIFICATION OF STOCK OPTION COMMITTEE

               In addition to such other rights of indemnification which they may have as directors of the Company or as members or the Stock Option Committee, indemnification of the present, former and future members of the Stock Option Committee, and each of them, shall be equivalent to then accepted indemnification approved for the Board Of Directors and shareholders (if required).







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        25.    NOTICES

               All notices and demands of any kind which the Stock Option Committee, any Optionee, Eligible Participant, or other person may be required or desires to give under the terms of this Plan shall be in writing. Delivery by mail shall be deemed made at the expiration of the third day after the day of mailing, except for notice of the exercise of a Stock Option and payment of the Stock Option exercise price, both of which must be actually received by the Company.


        26.    LIMITATION ON OBLIGATIONS OF THE COMPANY

               All obligations of the Company arising under or as a result of this Plan or Stock Options granted hereunder shall constitute the general unsecured obligations of the Company, any member thereof, the Stock Option Committee, any member thereof, any officer of the Company, or any other person or any Subsidiary, and none of the foregoing, except the Company, shall be liable for any debt, obligation, cost or expense hereunder.


        27.    LIMITATION OF RIGHTS

               The Stock Option Committee, in its sole and absolute discretion, is entitled to determine who, if anyone, is an Eligible Participant under this Plan, and which, if any, Eligible Participant shall receive any grant of Stock Option. No oral or written agreement by any person on behalf of the Company relating to this Plan or any Stock Option granted hereunder is authorized, and such may not bind the Company or the Stock Option Committee to grant any Stock Option to any person.


        28.    SEVERABILITY

               If any provision of this Plan as applied to any person or to any circumstances shall be adjudged by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way affect any other provision hereof, the application of any such provision in any other circumstances, or the validity of enforceability hereof.







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

        29.    SUCCESSORS

               This Plan shall be binding upon the respective successors, assigns, heirs, executors, administrators, guardians and personal representatives of the Company and Optionees.


        30.    EFFECTIVE DATE

               The amendments to the 1993 ONB Plan incorporated within to create this Plan shall become effective at the Effective Time.


               ADOPTION OF AND RESERVATION OF SHARES

               For valuable consideration, including the promises set forth and the consideration provided for in the Agreement, as defined in the foregoing Plan, and effective as of the Effective Time described in the foregoing Plan and defined in the Agreement, the undersigned Company does hereby adopt the foregoing Plan, does hereby reserve twelve thousand (12,000) shares of its Common Stock for issuance upon exercise of options under the Plan, and agrees to notify its transfer agent of such reservation.

               Executed on September 29,1999, in Ontario, California effective as of the Effective Time set forth in the foregoing Plan.




                                        CVB FINANCIAL CORP.



                                        By: /s/ D. Linn Wiley, President and
                                            Chief Executive Officer


















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